Exhibit 99.2

Syros Highlights Anticipated 2024 Milestones to Deliver on the Value of Tamibarotene

— On-Track to Complete Enrollment of 190 patients for Primary Analysis in SELECT-MDS-1 Phase 3 Trial in 1Q 2024;

Pivotal CR Data Expected by Mid-4Q 2024 —

— Additional Data from SELECT-AML-1 Phase 2 Trial Expected in 2024; Initial Data Demonstrated 100% CR/CRi Rate

and Favorable Tolerability Profile —

— Strengthened Balance Sheet with Gross Proceeds of Approximately $45.0 Million from Recent Equity Financing,

Extending Cash Runway into 2Q 2025 —

CAMBRIDGE, Mass., January 8, 2024 – Syros Pharmaceuticals (NASDAQ:SYRS), a biopharmaceutical company committed to advancing new standards of care for the frontline treatment of hematologic malignancies, today highlighted anticipated 2024 milestones to deliver on the value of tamibarotene.

“We are beginning the year with tremendous momentum toward our mission of delivering tamibarotene as a new standard of care for the frontline treatment of hematologic malignancies,” said Conley Chee, Chief Executive Officer of Syros Pharmaceuticals. “Last month, we announced encouraging initial data from the randomized portion of the SELECT-AML-1 Phase 2 trial, which demonstrated a 100% CR/CRi rate and favorable tolerability, strongly supporting continued development in AML and HR-MDS. In addition, we closed an approximately $45.0 million equity financing, providing us additional capital to advance the development of tamibarotene. We are continuing pre-launch activities, including efforts to drive awareness of tamibarotene and of RARA overexpression in support of a future launch.”

Mr. Chee continued, “Following these achievements, we are preparing for an important transformation. By the middle of the fourth quarter of 2024, we expect to report pivotal data from the SELECT-MDS-1 Phase 3 clinical trial. If successful, these data will allow us to file our first New Drug Application and, ultimately, to deliver tamibarotene to the thousands of HR-MDS patients in need of better options. We also plan to report additional data from SELECT-AML-1, which we expect will build on our growing body of clinical evidence and continue to demonstrate a highly differentiated product profile. We look forward to these major milestones as we work to deliver better outcomes to the many HR-MDS and AML patients with RARA overexpression.”

Program Updates and Expected Milestones

Syros is developing tamibarotene, an oral, first-in-class selective retinoic acid receptor alpha (RARα) agonist for the frontline treatment of higher-risk myelodysplastic syndrome (HR-MDS) and acute myeloid leukemia (AML) in patients with RARA gene overexpression. Syros believes tamibarotene – a biologically targeted agent that has demonstrated high complete response rates, a rapid time to response and favorable tolerability across multiple clinical trials to date – has the potential to set a new standard of care for patients with RARA overexpression, which accounts for approximately 50 percent of the HR-MDS and 30 percent of the AML populations.

Syros is currently evaluating tamibarotene in combination with azacitidine in newly diagnosed HR-MDS patients with RARA overexpression in the ongoing SELECT-MDS-1 Phase 3 trial. The primary endpoint of SELECT-MDS-1 is the complete response (CR) rate. Syros expects to complete enrollment of the 190 patients necessary to support the CR primary endpoint analysis in the first quarter of 2024 and to report pivotal CR data by the middle of the fourth quarter of 2024.

Syros is also evaluating tamibarotene in combination with venetoclax and azacitidine in newly diagnosed unfit AML patients with RARA overexpression. In December, Syros announced encouraging initial data from the ongoing randomized SELECT-AML-1 Phase 2 trial, demonstrating a 100% CR/CRi rate in response-evaluable patients treated with the triplet regimen of tamibarotene, venetoclax and azacitidine, as compared to 70% among patients treated with venetoclax and azacitidine alone. The median time to CR/CRi response was rapid; all patients treated with the triplet regimen achieved a CR/CRi by the end of cycle one. Consistent with prior clinical experience reported last year, tamibarotene in combination with approved doses of venetoclax and azacitidine was generally well tolerated, and the overall safety profile demonstrated no additive toxicities or new safety signals, and no evidence of increased myelosuppression compared to treatment with the doublet combination of venetoclax and azacitidine. Syros expects to report additional data from SELECT-AML-1 in 2024.

Financial Guidance

Based on its current operating plans, and including gross proceeds of approximately $45.0 million received in its December 2023 equity offering before underwriting discounts and commissions and offering expenses, Syros expects that its existing cash, cash equivalents and marketable securities will be sufficient to fund its anticipated operating expenses and capital expenditure requirements into the second quarter of 2025, beyond the Phase 3 data from the SELECT-MDS-1 trial and additional data from SELECT-AML-1.

About Syros Pharmaceuticals

Syros is committed to developing new standards of care for the frontline treatment of patients with hematologic malignancies. Driven by the motivation to help patients with blood disorders that have largely eluded other targeted approaches, Syros is developing tamibarotene, an oral selective RARα agonist in frontline patients with higher-risk myelodysplastic syndrome and acute myeloid leukemia with RARA gene overexpression. For more information, visit www.syros.com and follow us on Twitter (@SyrosPharma) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Syros’ clinical development plans, including with respect to the progression of its clinical trials involving tamibarotene and related pre-launch activities, the timing and impact of upcoming clinical data readouts, the timing to complete enrollment of the 190 patients necessary to support the CR primary endpoint analysis in SELECT-MDS-1, the therapeutic potential of tamibarotene, and the sufficiency of Syros’ capital resources to fund its operating expenses and capital expenditure requirements into the second quarter of 2025. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including Syros’ ability to: advance the development of its programs under the timelines it projects in current and future clinical trials; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; sustain the response rates and durability of response seen to date with its drug candidates; successfully develop a companion diagnostic test to identify patients with the RARA biomarker; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third parties; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; attract and retain qualified personnel; and successfully execute on its business strategies; risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, each of which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future.

Syros Contact

Karen Hunady

Director of Corporate Communications & Investor Relations

1-857-327-7321

khunady@syros.com

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com